The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated March 2, 2023.

FINANCIAL PRODUCTS
Preliminary Pricing Supplement No. IR-261 To Product Supplement No. IR-I dated November 10, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 March 2, 2023

$
Floating Rate Securities due March 31, 2026
Linked to the Consumer Price Index

•	At maturity, you will receive a cash payment of $1,000 for each $1,000 principal amount of securities that you hold, plus accrued but unpaid interest payable on the Maturity Date.

•	We will pay interest quarterly in arrears at a variable rate per annum equal to the year-over-year change in the Consumer Price Index (“CPI”), as described under “Key Terms” herein, plus 3.00%, subject to the Minimum Interest Rate of 3.00% per annum.

•	Senior unsecured obligations of Credit Suisse maturing March 31, 2026. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The securities are expected to price on or about March 29, 2023 (the “Trade Date”), and the securities are expected to settle on or about March 31, 2023 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $970 per $1,000 principal amount of securities.

(2) InspereX LLC will act as placement agent for the securities. The placement agent will receive a fee from Credit Suisse or one of our affiliates that will not exceed $30 per $1,000 principal amount of securities. The placement agent will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $940 and $990 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

InspereX LLC

March , 2023

Key Terms

Issuer

Credit Suisse AG (“Credit Suisse”), acting through its London branch

Redemption Amount

At maturity, for each $1,000 principal amount of securities you hold, you will receive a Redemption Amount in cash that will equal $1,000 plus accrued but unpaid interest payable on the Maturity Date. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Interest

On each Interest Payment Date, for each $1,000 principal amount of securities, you will receive an interest payment in respect of the immediately preceding Interest Period calculated as follows:

Interest Rate x $1,000 x Day Count Fraction

Interest Rate

For each Interest Period, a rate per annum equal to the greater of (i) the CPI Reference Rate determined on the applicable Interest Determination Date plus the Spread and (ii) the Minimum Interest Rate.

Spread

3.00%

Minimum Interest Rate

3.00% per annum

CPI Reference Rate

For each Interest Determination Date, the CPI Reference Rate will be the year-over-year change in the CPI as calculated by the calculation agent on such Interest Determination Date in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, 0.000005 being rounded upwards):

Where:

“CPIt-2” means, with respect to that Interest Determination Date, the published level of the CPI for the calendar month that is two (2) calendar months immediately preceding the calendar month in which that Interest Determination Date falls.

“CPIt-14” means, with respect to that Interest Determination Date, the published level of the CPI for the calendar month that is fourteen (14) calendar months immediately preceding the calendar month in which that Interest Determination Date falls.

Consumer Price Index or CPI

The non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, as published on the Bloomberg Professional® service (“Bloomberg”) page “CPURNSA” (or any successor source) or any successor index, as determined by the calculation agent. For more information, see “Additional Information about the Consumer Price Index” in this pricing supplement.

Interest Periods

The period from and including the Settlement Date to but excluding the first Interest Payment Date, and each successive period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date.

Interest Payment Dates

Floating Rate Securities	1

Monthly on the last calendar day of each month, beginning on April 30, 2023 and ending on the Maturity Date. If any Interest Payment Date is not a Business Day, the interest payment will be payable on the first following Business Day, unless that following Business Day falls in the next calendar month, in which case payment will be made on the first preceding Business Day. The amount of any interest will not be adjusted in respect of any adjustment of an Interest Payment Date and no interest will be payable hereon because of any postponement of an Interest Payment Date.

Interest will be payable to the holder of record at the close of business on the Business Day immediately preceding the applicable Interest Payment Date, provided that the interest payment payable on the Maturity Date will be payable to the person to whom the Redemption Amount is payable.

Interest Determination Dates

For each Interest Period, the second Business Day immediately preceding the beginning of that Interest Period. For example, March 29, 2023 (which is two Business Days immediately preceding March 31, 2023) is the Interest Determination Date with respect to the interest due and payable on April 30, 2023. Because April 30, 2023 is not a Business Day and the first business Day following April 20, 2023 falls in the next calendar month, the interest payment will be made on April 28, 2023, which is the first Business Day preceding April 30, 2023. The CPI Reference Rate with respect to the March 2023 Interest Determination Date will be based on the year-over-year change in the CPI between January 2022 and January 2023.

Day Count Fraction

30/360 unadjusted

Business Day

Any day, other than a Saturday, Sunday or a day on which banking institutions in The City of New York are generally authorized or obligated by law or executive order to close.

Calculation Agent

Credit Suisse International

Trade Date	Expected to be March 29, 2023
Settlement Date	Expected to be March 31, 2023
Maturity Date	March 31, 2026	If the scheduled Maturity Date is not a Business Day, the required payment of interest or principal shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and interest shall not accrue and be payable with respect to such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

Events of Default and Acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to any securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (in accordance with the acceleration provisions set forth in the accompanying prospectus) shall be an amount in cash equal to the stated principal amount plus accrued but unpaid interest.

With respect to these securities, the first bullet of the first sentence of "Description of Debt Securities- Events of Default" in the accompanying prospectus is amended to read in its entirety as follows:

•	a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

Floating Rate Securities	2

CUSIP

22553QRP4

Floating Rate Securities	3

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated November 10, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•    Product Supplement No. IR-I dated November 10, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320021949/dp139998_424b2-iri.htm

•    Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Floating Rate Securities	4

Hypothetical Interest Rates and Interest Payments for an Interest Period

The table and examples below illustrate the hypothetical Interest Rate on the securities for a particular Interest Period for a hypothetical range of performance of the CPI Reference Rate. The table and examples make the assumptions set forth below. The actual Spread and Minimum Interest Rate are set forth in “Key Terms” herein. The Interest Rates and interest payments set forth below are for illustrative purposes only. The actual Interest Rate and interest payment applicable to a purchaser of the securities for any Interest Period will be based on the CPI Reference Rate determined on the applicable Interest Determination Date. It is not possible to predict whether the CPI Reference Rate for any Interest Period will be positive or negative. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers below have been rounded for ease of analysis.

Principal Amount	$1,000 per security
Spread	3.00%
Minimum Interest Rate	3.00% per annum
Day Count Fraction	30/360

TABLE 1: Hypothetical Interest for a Single Hypothetical Interest Period.

CPI Reference Rate	Per Annum Interest Rate for Interest Period*	Monthly Coupon per $1,000 Principal Amount of Securities
9.00%	12.00%	$10.00
8.00%	11.00%	$9.17
7.00%	10.00%	$8.33
6.00%	9.00%	$7.50
5.00%	8.00%	$6.67
4.00%	7.00%	$5.83
3.00%	6.00%	$5.00
2.00%	5.00%	$4.17
1.00%	4.00%	$3.33
0.00%	3.00%	$2.50
-1.00%	3.00%	$2.50
-2.00%	3.00%	$2.50
-3.00%	3.00%	$2.50

*Calculated as the greater of (i) the CPI Reference Rate plus the Spread and (ii) the Minimum Interest Rate. The Interest Rate cannot be less than the Minimum Interest Rate.

Floating Rate Securities	5

Examples

The following examples illustrate how the hypothetical Interest Rate and interest payment is calculated for a particular Interest Period.

Example 1: With respect to a particular Interest Period, the CPI Reference Rate determined on the applicable Interest Determination Date is 3.00%.

The Interest Rate for the Interest Period is a per annum rate equal to the greater of (i) the CPI Reference Rate determined on the applicable Interest Determination Date plus the Spread and (ii) the Minimum Interest Rate, or 6.00% per annum.

On the Interest Payment Date, for each $1,000 principal amount of securities, investors would receive an interest payment calculated as follows:

6.00% × $1,000 × (30/360) = $5.00

Example 2: With respect to a particular Interest Period, the CPI Reference Rate determined on the applicable Interest Determination Date is -2.00)%.

Because the CPI Reference Rate of -2.00% plus the Spread of 3.00% is less than the Minimum Interest Rate of 3.00% per annum, the Interest Rate for this Interest Period is equal to the Minimum Interest Rate. On the Interest Payment Date, for each $1,000 principal amount of securities, investors would receive an interest payment calculated as follows:

3.00% × $1,000 × (30/360) = $2.50

Floating Rate Securities	6

Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

Risks Relating to the Securities Generally

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

THE SECURITIES WILL PAY INTEREST AT A VARIABLE RATE WHICH MAY BE NO GREATER THAN THE MINIMUM INTEREST RATE

The amount of interest you receive for any Interest Period will depend on the CPI Reference Rate for the applicable Interest Determination Date and may be as low as the Minimum Interest Rate. If the CPI does not increase sufficiently over the relevant period measured by the CPI Reference Rate, which is likely to occur when there is little or no inflation, or if the CPI decreases over the relevant period, which is likely to occur when there is deflation, the Interest Rate for that Interest Period will be equal to the Minimum Interest Rate. There can be no assurance that you will receive an interest payment on any Interest Payment Date at a per annum rate greater than the Minimum Interest Rate. Thus, the securities are not a suitable investment for investors who require regular fixed income payments at a rate greater than the Minimum Interest Rate, since the interest payments are variable. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Furthermore, regardless of the amount of any payment you receive on the securities you may nevertheless suffer a loss on your investment in the securities, in real value terms. This is because inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may provide a return that is lower than the return on alternative investments is appropriate for you.

Risks Relating to the CPI Reference Rate

THE SECURITIES WILL HAVE AN INTEREST RATE BASED ON YEAR-OVER-YEAR CHANGE IN THE CONSUMER PRICE INDEX

The amount of interest payable on the securities will depend on a number of factors that could affect the levels of the CPI, and in turn, could affect the value of the securities. These factors include (but are not limited to) the expected volatility of the CPI, interest and yield rates in the market generally, the performance of capital markets, monetary policies, fiscal policies, regulatory or judicial events, inflation, general economic conditions and public expectations with respect to such factors. These and other factors may have a negative impact on the CPI Reference Rate and on the value of the securities in the secondary market. The effect that any single factor may have on the CPI Reference Rate may be partially offset by other factors. We cannot predict the factors that may cause the CPI Reference Rate, and consequently the Interest Rate for an Interest Period, to increase or decrease. A decrease in the CPI over the relevant period with respect to any Interest Determination Date will result in a reduction of the CPI Reference Rate and the Interest Rate used to calculate the interest payment for the related Interest Period, subject to the Minimum Interest Rate.

No future performance of CPI may be inferred from any of the historical actual or historical indicative CPI data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of CPI. Changes in the levels of CPI will affect the return on the securities and the trading price of the securities, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the CPI Reference Rate will be positive.

Floating Rate Securities	7

THE CPI AND THE WAY THE BUREAU OF LABOR STATISTICS OF THE U.S. LABOR DEPARTMENT (THE “BLS”) CALCULATES THE CPI MAY CHANGE IN THE FUTURE

There can be no assurance that the BLS will not change the method by which it calculates the CPI. In addition, changes in the way the CPI is calculated could reduce the level of the CPI and lower the interest payable with respect to the securities. Accordingly, the amount of interest payable on the securities, and therefore the value of the securities, may be significantly reduced. If the CPI is discontinued or substantially altered, a successor index may be employed to calculate the interest payable on the securities and that substitution may adversely affect the value of the securities.

THE INTEREST RATE ON THE SECURITIES MAY NOT REFLECT ACTUAL LEVELS OF INFLATION AFFECTING HOLDERS OF THE SECURITIES

The CPI is just one measure of inflation and may not reflect the actual levels of inflation affecting holders of the securities. Further, the CPI Reference Rate for an Interest Period is based on the lagging percentage change in the level of the CPI over a specified period. Accordingly, an investment in the securities may not fully offset any inflation actually experienced by any holder of the securities.

Risks Relating to the Issuer

CREDIT SUISSE IS SUBJECT TO SWISS REGULATION

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

POTENTIAL CONFLICTS

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES

The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the CPI Reference Rate;

•	the time to maturity of the securities;

•	changes in U.S. interest and swap rates;

•	supply and demand for the securities;

•	interest and yield rates in the market generally;

Floating Rate Securities	8

•	investors’ expectations with respect to the rate of inflation;

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the interest and yield rates or markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC

The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers' valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

SECONDARY MARKET PRICES

If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary

Floating Rate Securities	9

market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

LACK OF LIQUIDITY

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Floating Rate Securities	10

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Floating Rate Securities	11

Additional Information about the Consumer Price Index

The Consumer Price Index (“CPI”) for purposes of the securities is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (“CPI”), reported monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (“BLS”) and published on Bloomberg screen CPURNSA or any successor source, as determined by the calculation agent. The CPI for a particular month is published during the following month.

The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food and beverages, housing, apparel, transportation, medical care, recreation, and education and communication, and other goods and services. In calculating the CPI, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for these securities is the 1982-1984 average.

The securities are linked to the non-seasonally adjusted CPI. Consequently, there is no elimination of the effect of changes that tend to occur at the same time and with approximately the same magnitude each year (e.g., those changes relating to holidays or climate patterns).

If the CPI for any relevant month is not published on Bloomberg page “CPURNSA” (or any successor page) by 3:00 p.m. New York City time on the relevant Interest Determination Date, but has otherwise been reported by the BLS, then the calculation agent will determine the CPI as reported by the BLS for such month using such other source as on its face appears to accurately set forth the CPI as reported by the BLS for that month.

To determine the Interest Rate on any Interest Determination Date, the calculation agent will use the most recently available level of the CPI for the relevant months, determined as described above, on the relevant Interest Determination Date, even if such level has been adjusted from a previously reported level for the relevant month. However, if a CPI level used by the calculation agent on any Interest Determination Date to determine the Interest Rate for the related Interest Period is subsequently revised by the BLS, the Interest Rate determined on such Interest Determination Date will not be revised.

If the CPI is rebased to a different year or period and the 1982-1984 CPI is no longer used, the base reference period for the securities will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

If, while the securities are outstanding, the CPI is discontinued or is substantially altered, as determined in the sole discretion of the calculation agent, the level of the CPI will be determined by reference to (a) the substitute index chosen by the Secretary of the Treasury for the United States Department of the Treasury’s Inflation-Protected Securities, as described in Appendix B, Section I, Paragraph B.4 of 31 CFR Part 356 of 69 Federal Register, No. 144 (July 28, 2004), or (b) if no such index is chosen, the successor index chosen by the calculation agent, in its sole discretion, acting in good faith and using its reasonable judgment. If the calculation agent determines at that time, in its sole discretion, that there is no appropriate successor index, or that the level of the CPI is not available for any other reason, the calculation agent will determine the level of the CPI by a computation methodology that the calculation agent determines will replicate the CPI as closely as reasonably possible under the circumstances.

Upon any selection of a successor index by the calculation agent, the calculation agent will cause notice to be furnished to us and to the trustee, who will provide notice of such selection to the registered holders of the securities.

Floating Rate Securities	12

Historical Information

The following graph sets forth historical levels of the CPI as reported by the BLS for the period from January 2018 to January 2023. The level of the CPI for January 2023 was 299.170. We obtained the information in the graph below from Bloomberg, without independent verification.

You should not take the historical levels of the CPI as an indication of future levels of the CPI or the securities. Any historical trend in the CPI during any period set forth below is not an indication that the CPI is more or less likely to increase or decrease at any time over the term of the securities.

For additional information about the CPI, see “Additional Information about the Consumer Price Index” herein.

The following graph sets forth the hypothetical Interest Rates for hypothetical Interest Periods in the calendar months from January 2018 to January 2023 that would have resulted from the year-over-year change in the historical levels of the CPI presented above, taking into account the Spread and the Minimum Interest Rate.

Floating Rate Securities	13

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities should be treated as debt instruments for U.S. federal income tax purposes. Based on market conditions as of the Trade Date, the securities will be treated either as "variable rate debt instruments" or "contingent payment debt instruments" for U.S. federal income tax purposes. The Final Pricing Supplement will give further information as to which treatment applies to the securities.

If the securities are treated as variable rate debt instruments, stated interest on the securities will be taxable to a U.S. Holder (as defined in the accompanying product supplement) as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of tax accounting. Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the holder’s adjusted tax basis in the security. A U.S. Holder’s adjusted tax basis in a security will generally equal the purchase price paid to acquire the security. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the security for more than one year at the time of disposition. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Variable Rate Debt Instruments” in the accompanying product supplement.

If the securities are treated as contingent payment debt instruments, (i) a U.S. Holder will be required to recognize interest income based on our “comparable yield” for a similar non-contingent debt instrument and a “projected payment schedule” in respect of the securities, adjusted each year to take account for the difference between the actual and the projected payments in that year, and (ii) gain with respect to a security will be treated as ordinary income. See “United States Federal Tax Considerations―Tax Consequences to U.S. Holders—Securities Treated as Contingent Payment Debt Instruments” in the accompanying product supplement.

Non-U.S. Holders

Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally will not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the securities.

Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Because the securities do not reference U.S. equities, in the opinion of our counsel the securities should not be subject to withholding tax under Section 871(m).

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in a distributor accession confirmation with InspereX LLC dated March 23, 2012, InspereX LLC will act as placement agent for the securities. The placement agent will receive a fee from Credit Suisse or one of our affiliates that will not exceed $30 per $1,000 principal amount of the securities. The placement agent will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

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Supplemental Information About the Form of Notes

The securities will initially be represented by a type of global security that we refer to as a master note. A master note represents multiple securities that may be issued at different times and that may have different terms. The trustee and/or paying agent will, in accordance with instructions from us, make appropriate entries or notations in its records relating to the master note representing the securities to indicate that the master note evidences the securities.

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